AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.

The undersigned Hong Song hereby certifies that:

1.     He is the duly elected chief operating officer of Diguang International Development Co., Ltd.

2.     The Articles of Incorporation of this corporation were originally filed with the Secretary of State of Nevada on December 4, 2000, and were amended on September 5, 2001 and February 28, 2006.

3.     The Articles of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE ONE

The name of this corporation is Diguang International Development Co., Ltd.

ARTICLE TWO

The period of the corporation's duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is organized are to engage in and transact  any  or  all  lawful  business  for  which  corporations  may  be incorporated under the General Corporation Law of the State of Nevada.

ARTICLE FOUR

The amount of the total authorized capital stock of this corporation is Fifty Million (50,000,000) shares with a par value of $0.001 each, amounting to Fifty Thousand Dollars ($50,000.00).

Such stock may be issued from time to time without action by the stockholders for such consideration as may be determined, from time to time, by the Board of Directors and such shares so issued shall be deemed fully paid stock, and the holders of such stock shall not be liable for any further payments thereon.

ARTICLE FIVE

Cumulative voting shall not be permitted.

ARTICLE SIX

The Bylaws of the corporation shall fix the number of directors.

ARTICLE SEVEN

No holder of any stock of the corporation shall be entitled as a matter of right to purchase or subscribe for any part of any stock of the corporation authorized by these Articles or of any additional stock of any class to be issued by reason of any increase of the  authorized stock of the  corporation,  or of any bonds, certificates of indebtedness, debentures, warrants, options, or other securities convertible into any class of stock of the corporation, but any stock authorized by  these  Articles  or any  such  additional authorized  stock  or  securities convertible  into any  stock  may be  issued  and  disposed of by the  Board of Directors  to such  persons,  firms,  corporations,  or  associations  for such consideration  and upon such terms and in such manner as the Board of  Directors may in its discretion  determine  without offering any thereof on the same terms or on any terms  to  the  stockholders  then  of  record  or to  any  class  of stockholders,  provided only that such issuance may not be inconsistent with any provision of law or with any of the provisions of these Articles.

ARTICLE EIGHT

The initial Bylaws shall be adopted by the Board of Directors.  The Board of Directors may amend or repeal the Bylaws or adopt new Bylaws,  unless: (1) these Articles of Incorporation or the General  Corporation Law of the State of Nevada reserves the power exclusively to the  stockholders in whole or in part; or (2) the  stockholders  in amending, repealing,  or  adopting  a  particular  bylaw expressly  provide  that the Board of Directors  may not  amend or repeal  that bylaw.  Unless  these  Articles  of Incorporation or a  bylaw  adopted  by the stockholders  provides  otherwise as to all or some portion of the corporation's Bylaws,  the  corporation's   stockholders  may  amend,  repeal,  or adopt the corporation's  Bylaws even though the Bylaws may also be amended,  repealed,  or adopted by the Board of Directors.

ARTICLE NINE

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any act or omission in his capacity as a director, except to the extent otherwise expressly provided by a statute of the state of Nevada.  Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director of the corporation existing at the time of the repeal or modification.

ARTICLE TEN

Subject to the terms of these Articles of Incorporation, and to the fullest extent permitted by the Nevada Revised Statutes, the corporation shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the corporation to be unable to pay its debts as they become due in the usual course of business.

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4.  The foregoing Amended and Restated Articles of Incorporation have been duly adopted and approved by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Chapter 78 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, I have hereunto set my hand, this 4th day of August, 2006.

/s/ Hong Song
Hong Song Chief Operating Officer